Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

Eversource Energy Announces Appointment of Executive Vice

President & Chief Operating Officer Paul Chodak III

Position effective November 13, 2023

HARTFORD, Conn. and BOSTON, Mass. (Sep. 18, 2023) – Eversource Energy (NYSE: ES) today announced that Paul Chodak has been elected as Executive Vice President and Chief Operating Officer, effective November 13, 2023.

Chodak has worked at American Electric Power (NYSE: AEP) in Operations roles for 22 years. He has served as AEP’s Executive Vice President of Generation since 2019 where he has been responsible for the safe and efficient operation and maintenance of AEP’s regulated power plants, including wind, solar, and hydro facilities. Previously, he was the Executive Vice President of Utilities and led seven utility companies within AEP’s footprint of 5 million customers in 11 states throughout the U.S. Midwest and Southern regions. Prior to that, he was the President and Chief Operating Officer for both Indiana Michigan and Southwestern Electric Power Companies and also held positions in engineering, environmental, project management and construction throughout his career with AEP. As Eversource Energy’s Chief Operating Officer, Chodak will lead the electric transmission and distribution, gas, water, electric engineering and grid modernization, enterprise emergency preparedness, offshore wind project execution, operations services, and safety organizations.

“We are pleased to have an experienced Operations executive join Eversource to ensure continued leadership of our commitment to the safe, reliable delivery of electricity, natural gas and water to our 4.4 million customers, and of our transition to a clean energy future in our region,” said Joe Nolan, Eversource’s Chairman, President and Chief Executive Officer. “Paul’s extensive knowledge of our industry, breadth of experience within Operations, and strong leadership skills make him the ideal person to assume the company’s top Operations role going forward.”

Chodak said, “I am honored to assume leadership of Eversource’s Operations organization and look forward to continuing to deliver the safe, reliable energy and top tier performance that customers expect, while also working with the team to enable the clean energy transformation in the region.”

Chodak holds a doctorate in nuclear engineering from Massachusetts Institute of Technology, a master’s degree in environmental engineering from Virginia Polytechnic Institute, and a bachelor’s degree in chemical engineering from Worcester Polytechnic Institute. He is also a veteran, having served 12 years in the US Navy, and has held Board roles in several community organizations and colleges. He was the executive sponsor of AEP’s Veteran’s Employee Resource Group from 2018-2022 and Pride Employee Resource Group since 2022.

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2023 and recognized as one of America’s Most JUST Companies. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,900 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

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